Facility agreement

Dated 20 June 2008

Between

(1)	Caspian Services Inc., a company incorporated under the laws of the state of Nevada with corporation number C16552-1998 (the Company); and
(2)	Altima Central Asia (Master) Fund Ltd. a company incorporated under the laws of the Cayman Islands with registered number MC168526 as lender (the Lender).

It is agreed:

1	Definitions and interpretation
1.1	In this Agreement:

Articles means the constitutional documents of the Company.

Authorisation means an authorisation, consent, permission, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including the date falling 30 days after the date of this Agreement.

Bank Debt means, with respect to any person, without duplication,

(a)	its liabilities for borrowed money;
(b)	its Capital Lease obligations; and
(c)	all liabilities for borrowed money secured by any Security with respect to any property owned by such person (whether or not it has assumed or otherwise become liable for such liabilities).

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York City.

Capitalised Amount means, as of the date of the relevant Conversion Notice, the amount of interest (if any) that has been capitalised in respect of the Principal Amount in accordance with Clause 5.5 (Interest).

Capital Lease means at any time, a lease which is required to be capitalised for financial reporting purposes in accordance with GAAP.

Cash and Cash Equivalents means:

(a)	cash in hand or on deposit with any bank deemed acceptable by the Lender in its sole discretion;
(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by a bank deemed acceptable by the Lender in its sole discretion;
(c)	any investment in marketable obligations:

(i)

issued or guaranteed by the government of the United States of America, or any investment in marketable obligations issued or guaranteed by any agency or department of any of those governments which has an equivalent credit rating;

(ii)

issued or guaranteed by a government other than as set out in (c)(i) where those marketable obligations are rated AAA by Standard & Poor's or FitchIBCA or Aaa by Moody's Investor Services or any investment in marketable obligations issued or guaranteed by any agency or department of any of those governments which has an equivalent credit rating;

(d)	open market commercial paper:
(i)	for which a recognised trading market exists;
(ii)	which is issued in the United States of America, the United Kingdom, The Netherlands, France or Germany;
(iii)	which matures within one year after the relevant date of calculation; and
(iv)

which has a credit rating of either A-1 from Standard & Poor's or FitchIBCA or P-1 by Moody's Investor Services, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating; or

(e)	any other instrument, security or investment approved by the Lender,

in each case, to which the Company is beneficially entitled at that time and which, or the proceeds of which, is capable of being applied against the Facility.

Change of Control means any person or group of persons who are connected or acting in concert gaining direct or indirect control of the Company. In this definition:

(a)	control of the Company means:
(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(aa)	cast, or control the casting of, more than 40 per cent of the maximum number of votes that might be cast at a general meeting of the Company;
(bb)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or
(cc)	give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the company are obliged to comply; and/or
(ii)

the holding beneficially of more than 40 per cent of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(b)

acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company; and

(c)	connected has the meaning given to it in section 839 Income and Corporation Taxes Act 1988.

Commitment means the amount set out in Clause 2 (The Facility) to the extent not cancelled or reduced under this Agreement.

Consolidated Cash Available For Debt Service means:

(a)	the Net Cash of the Group; minus
(b)	all liabilities of any Group Company (other than in relation to Bank Debt and Consolidated Interest Expense),

(in each case taken as a cumulative whole) for such period.

Consolidated Interest Expense means, in relation to any period, the sum (without double counting but in each case, eliminating all offsetting debits and credits between the Group and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Group in accordance with GAAP) of all interest in respect of Bank Debt of the Group (including imputed interest on Capital Lease obligations) deducted in determining Net Income for such period, together with all interest capitalised or deferred during such period and not deducted in determining Net Income for such period.

Conversion Amount means the aggregate of the Initial Principal Amount, the Capitalised Amount and the Interest Amount.

Conversion Notice shall have the meaning given to such term in Clause 9.5 (Undertakings).

Conversion Right shall have the meaning given to such term in Clause 9.4(Undertakings).

Conversion Shares means any Shares to be issued and allotted by the Company following the receipt of a Conversion Notice.

Debt means, with respect to any person, without duplication,

(a)	all Bank Debt; and
(b)

its liabilities for the deferred purchase price of property acquired by such person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property).

In this definition, Debt of any person shall include all obligations of such person of the character described in paragraphs (a) and (b) above to the extent such person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

Debt Service Amount means, in relation to any period:

(a)	principal payments in respect of the Bank Debt of the Group; plus
(b)	the Consolidated Interest Expense of the Group,

(in each case taken as a cumulative whole) for such period.

Default means an Event of Default or any event or circumstance specified in Clause 10 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any condition under this Agreement or any combination of any of the foregoing) be an Event of Default.

Dollars and US$ means the lawful currency of the United States of America for the time being.

EBITDA means Net Income for a measurement period, adjusted by:

(a)	adding back Net Financing Expense for such period;
(b)	excluding any exceptional or extraordinary item;
(c)	deducting any amount attributable to minority interests; and
(d)	adding back taxes, depreciation and amortisation,

in each case determined in accordance with GAAP.

EBRD Agreements means

(a)           the loan agreement dated 21 December 2006 (as amended on 28 June 2007); and

(b)	the investment agreement dated 28 June 2007,

each made between The European Bank for Reconstruction and Development and Balykshi LLP and each as in force as at the date of this Agreement.

Event of Default means any event or circumstance specified as such in Clause 10 (Events of Default).

Exchange Act means the United States Securities and Exchange Act of 1934.

Exchange Price means US$2.30.

Facility means the facility made available under this Agreement and described in Clause 2 (The Facility).

Final Repayment Date means the date falling 36 Months from the date of this Agreement.

Finance Lease means any lease, hire agreement, credit sale agreement, purchase agreement, conditional sale agreement or instalment sale and purchase agreement which should be treated as a finance lease (or in the same way as a finance lease) in accordance with GAAP.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	the supply of any goods or services which is more than 30 days past the original due date for payment having the commercial effect of a borrowing;
(i)	any counter-indemnity obligation in respect of the guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(j)	any shares which are expressed to be redeemable before the Final Repayment Date; and
(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) (inclusive) above.

GAAP means generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

Group means the Company and its Subsidiaries for the time being and Group Company means any of them.

Holding Company means, in relation to a company or corporation, any other company or corporation of which it is a Subsidiary.

Initial Principal Amount means, the Dollar amount delivered to the Company by the Lender pursuant to a duly completed Utilisation Request excluding any Capitalised Amount or Interest Amount.

Interest Amount means, as of the date of the relevant Conversion Notice, the amount of interest that has accrued from the last Interest Period on the aggregate of the Principal Amount and any Capitalised Amount as at the end of that Interest Period in accordance with Clause 5.1 (Interest).

Interest Period means each period determined in accordance with Clause 5 (Interest).

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture or partnership or any other entity.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules (a) to (c) will only apply to the last Month of any period.

Net Cash means, in respect of the Group, and any period the aggregate Cash and Cash Equivalents held by the Group, as shown in the consolidated balance sheet of the Company's most recently delivered financial statements under Clauses 9.1(b) and 9.1(c).

Net Debt means at any time (without double counting) the aggregate amount of all obligations of the Group for or in respect of Debt but:

(a)	including, in the case of Finance Leases, only the capitalised value therefor; and
(b)	deducting the aggregate amount of Cash and Cash Equivalents held by the Group at such time.

Net Financing Expense means net financing expense for the Group calculated in accordance with GAAP.

Net Income means, in relation to any period, the net income (or loss) of the Group for such period (taken as a cumulative whole), as determined in accordance with GAAP.

Nevada Business Combination Law means Nevada Revised Statues 78.411 to 78.444.

Nevada Control Share Law means Nevada Revised Statutes 78.378 to 78.3793.

Parties means the parties to this Agreement and Party means either of them.

Principal Amount has the meaning given to such term in Clause 9.5 (Undertakings).

SEC means the United States Securities and Exchange Commission and any successor thereto.

Security means a mortgage, charge, pledge, lien, assignment by way of security, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or other security interest securing any obligation of any person or any other agreement or arrangement in any jurisdiction having a similar effect.

Securities Act means the Securities Act of 1933.

Shares means any shares from time to time in the capital of the Company.

Subsidiary means a subsidiary undertaking within the meaning of section 258 Companies Act 1985.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under this Agreement.

Total Liabilities means, in relation to any period, the total liabilities of the Group for such period (taken on a consolidated basis) as determined in accordance with GAAP.

Total Shareholders' Equity means, in relation to any period, the total shareholders equity of the Group (taken on a consolidated basis) as determined in accordance with GAAP.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the Loan is to be made.

Utilisation Request means the notice substantially in the form set out in Schedule 2 (Utilisation Request).

1.2	Unless a contrary indication appears, any reference in this Agreement to:
(a)	assets includes revenues, property and rights of every kind, present, future, actual and contingent and whether tangible or intangible (including uncalled share capital);
(b)	Clauses and Schedule are to be construed as references to the clauses of, and schedule to, this Agreement;
(c)

debt or indebtedness includes any obligation, whether incurred as principal or as surety, for the payment or repayment of money, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(d)

the words include(s), including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(e)

liabilities includes any obligation whether incurred as principal or as surety, whether or not in respect of indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(f)	the words other and otherwise shall not be construed ejusdem generis with any preceding words where a wider construction is possible;
(g)

any person includes one or more of that person's assigns, transferees, successors in title, delegates, sub-delegates and appointees (in the case of a Party, in so far as such assigns, transferees, successors in title, delegates, sub-delegates and appointees are permitted) and any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality);

(h)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(i)

any statute or statutory provision includes any statute or statutory provision which amends, extends, consolidates or replaces it, or which has been amended, extended, consolidated or replaced by it, and any orders, regulations, instruments or other subordinate legislation made under it; and

(j)	a time of day is a reference to London time.
1.3	Clause and schedule headings are for ease of reference only.
1.4	A Default (other than an Event of Default) is continuing if it has not been remedied or waived in writing and an Event of Default is continuing if it has not been waived in writing.
2	The Facility
2.1	Subject to the terms of this Agreement, the Lender makes available to the Company a term loan facility in a maximum principal amount of US$15,000,000.
2.2	The Company shall apply all amounts borrowed by it under the Facility towards the Bautino port project and the Company's general corporate purposes.

3	Utilisation
3.1

The Company may draw down the Facility by delivery to the Lender of a duly completed Utilisation Request, which must be received by the Lender not less than two Business Days before the proposed Utilisation Date (or such shorter period as the Lender may agree).

3.2

The Lender will only be obliged to comply with Clause 3.6 if on the date of the Utilisation Request and on the proposed Utilisation Date no Default is continuing or would result from the proposed Loan.

3.3	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day within the Availability Period;
(b)	the currency and amount of the Utilisation comply with Clause 3.4; and
(c)	the Lender has received the documents and other evidence set out in Schedule 1 (Conditions precedent) in form and substance satisfactory to it.
3.4	The currency specified in the Utilisation Request must be Dollars and, unless the Lender otherwise agrees, the amount of the proposed Loan must be the full amount of the Commitment.
3.5

If the Loan is not drawn down by the Company in the full amount of the Commitment (or such amount as the Lender otherwise agrees) by the end of the Availability Period, the Company will pay the Lender a fee of US$1,000,000 on the Business Day next following the end of the Availability Period.

3.6	If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date.
4	Repayment
4.1	The Company shall repay the Loan and accrued interest on it on the Final Repayment Date.
4.2	The Company may not re-borrow any part of the Facility which is repaid.
4.3	The Company may not prepay the whole or any part of the Facility without the Lender's prior written consent.
5	Interest
5.1	The rate of interest on the Loan for each successive Interest Period is 13.0 per cent per annum.
5.2	Each Interest Period will be 12 Months unless otherwise agreed by the Parties in writing.
5.3	An Interest Period shall not extend beyond the Final Repayment Date.
5.4	The first Interest Period shall start on the Utilisation Date and each subsequent Interest Period will start on the last day of the preceding Interest Period.
5.5

Accrued interest on the Loan shall be capitalised on the last day of each Interest Period to form part of the Principal Amount of the Loan and shall thereafter bear interest with the rest of the Loan in accordance with this Clause 5 (Interest).

6	Tax gross-up
6.1	The Company shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is required by law.
6.2

The Company shall promptly upon becoming aware that it has had or will have to make a Tax Deduction (or that there has been or will be any change in the rate at which or the basis on which any Tax Deduction has to be made) notify the Lender accordingly. Similarly, the Lender shall notify the Company on becoming so aware in respect of a payment payable to the Lender.

6.3

If a Tax Deduction is required by law to be made by the Company, the amount of the payment in respect of which the Tax Deduction is required to be made shall be increased to the amount which (after the Tax Deduction) will leave an amount equal to the payment which would have been due if no Tax Deduction had been required.

7	Indemnities
7.1	The Company shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by it as a result of the occurrence of any Event of Default.
7.2	The Company shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
8	Representations and warranties
8.1

The Lender has entered into this Agreement in reliance on the representations of the Company set out in this Clause 8, and the Company warrants to the Lender on the date of this Agreement, on the date of each Utilisation Request and on each Utilisation Date as set out in this Clause 8.

8.2	It is a corporation, duly incorporated and validly existing under the laws of the State of Nevada.
8.3	It has the power to sue and be sued in its own name and to own its assets and carry on its business as that business is being and will be conducted.
8.4	The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations.
8.5

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with or constitute a breach, or a default or event of default under or result in the acceleration or vesting of any rights under:

(a)	any law or regulation applicable to it or binding on its assets;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets,

which has or is reasonably likely to have a material adverse effect on the business or financial condition of the Company. The entry into and performance by the Company of, and the transactions contemplated by this Agreement, do not and will not constitute a 'change of control' under any employment agreement of the Company.

8.6

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by it.

8.7	All Authorisations:
(a)	required
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement;
(ii)	to make the this Agreement admissible in evidence in its jurisdiction of incorporation or any jurisdiction where it conducts its business,

have been obtained or effected and are in full force and effect; and

(b)

required to enable it to carry on its business, trade and ordinary activities have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a material adverse effect on the business or financial condition of the Company.

8.8

The choice of English law as the governing law of this Agreement, and any judgment obtained in England in relation to this Agreement, will be recognised and enforced in the State of Nevada and in any jurisdiction where it conducts its business.

8.9	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
8.10

No other event or circumstance is outstanding which constitutes (or would do so with the expiry of a grace period, the giving of notice, the making of any determination, the satisfaction of any other condition or any combination of any of the foregoing) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a material adverse effect on the business or financial condition of the Company.

8.11

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to have a material adverse effect on the business or financial condition of the Company have (to the best of its knowledge and belief) been started or threatened against it, nor is there subsisting any unsatisfied judgment or award given against any of them by any court, arbitrator or other body.

8.12

It has not taken any action nor (to the best of its knowledge and belief) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution or re-organisation, for the enforcement of any Security over its assets or for the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or in respect of any of its assets.

8.13

The Company's authorized capital stock consists of one hundred fifty million (150,000,000) shares of common stock, US$0.001 par value per share, of which, on the date hereof fifty one million one hundred and ninety five thousand six hundred and fifty two (51,195,652) shares are issued and outstanding. All such issued and outstanding shares have been validly authorised and issued and are fully paid and nonassessable. The Company has on the date of this Agreement outstanding options, warrants, conversion rights and other rights to purchase or acquire not more than seven million three hundred and eighteen thousand two hundred and ninety (7,318,290) shares of its common stock. Except for the foregoing, there are on the date of this Agreement no (i) options, warrants or other rights to purchase from the Company any capital stock of the Company, (ii) securities convertible into or exchangeable for shares of such stock; (iii) other accrued or matured commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company; or (iv) pre-emptive or other rights of security holders to subscribe for shares of the capital stock of the Company.

8.14

Subject to the Lender's compliance with Clause 9.5, the offer and sale of the Loan and the Shares issuable upon exercise of the Conversion Right are not subject to and/or exempt from the registration requirements of the United States Securities Act of 1933, (as amended) and from qualification or registration under any state securities law. The Company is not an issuer described in paragraph (i) of Rule 144 under the United States Securities Act of 1933.

8.15

Each document filed by the Company pursuant to Section 13 of the Exchange Act complied when so filed with the Exchange Act and the rules and regulations thereunder and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

8.16

The Company is not subject to, and neither the entering into of this Agreement nor the acquisition of the Conversion Shares by the Lender will be subject to, the provisions of the Nevada Control Share Law.

9	Undertakings

Except as provided herein, the undertakings in this Clause 9 remain in force from the date of this Agreement until the first to occur of (i) the date on which the Lender is satisfied that all liabilities of the Company under this Agreement are irrevocably discharged in full and that the Lender has no liability in accordance with this Agreement and (ii) the date on which all of the Loan (together with any capitalised interest thereon) has been converted into Shares in accordance with this Agreement.

9.1	The Company shall:
(a)	comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under this Agreement;
(b)

supply to the Lender as soon as they are available (and in any extent within 52 days of the end of each of the Company’s first, second and third financial quarters in each of the Company’s financial years), its unaudited consolidated financial statements for that financial quarter;

(c)

supply to the Lender as soon as they are available (and in any extent within 107 days of the last financial quarter in each of the Company’s financial years), its audited consolidated financial statements for that financial year;

(d)

ensure that at all times any unsecured and unsubordinated claims of the Lender against it under this Agreement rank at least pari passu with the claims of all the other unsecured and unsubordinated creditors of each Group Company, other than Financial Indebtedness under the EBRD Agreements not exceeding a principal aggregate amount of US$32,000,000 (or its equivalent in other currencies), except those whose claims are mandatorily preferred by laws of general application to companies;

(e)

notify the Lender of a Default promptly upon becoming aware of its occurrence and as soon as practically possible after a Default and in any event no later than four Business Days of becoming aware of the occurrence of a Default file with the United States Securities and Exchange Commission a current report on Form 8-K disclosing the Default;

(f)	maintain its eligibility to permit its Shares to be traded on the United States over the counter bulletin board or a registered exchange.
9.2	The Company undertakes that:
(a)	the ratio of Net Debt to EBITDA shall not exceed 4.0:1;
(b)	the Total Liabilities of the Group will not exceed 65 per cent of the Total Shareholders' Equity; and
(c)	the ratio of Consolidated Cash Available for Debt Service to Debt Service Amount will not be less than 1.2:1.
9.3	The Company shall (and shall procure that each Group Company shall):
(a)	not create or permit to subsist any Security over any of its assets or the assets of any Group Company other than:
(i)	any netting or set-off arrangement entered into by a Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(ii)

any lien arising by operation of law and in the ordinary course of its day-to-day trading activities in respect of any obligation which is less than 30 days overdue or which is being contested in good faith and by appropriate means;

(iii)

Security over or affecting any asset acquired by any Group Company after the date of this Agreement, where the Security is created before the date of the acquisition of that asset by the relevant Group Company if:

(aa)	the Security was not created in contemplation of the acquisition of that asset;
(bb)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the relevant Group Company; and
(cc)	the Security is removed or discharged within 14 days of the date of acquisition of such asset;
(iv)	Security securing indebtedness under the EBRD Agreements in an aggregate principal amount not exceeding US$32,000,000 (or its equivalent in other currencies); and
(v)

any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any Group Company other than any permitted under paragraphs (a) (i) to (iv) (inclusive)) does not exceed US$500,000 (or its equivalent in another currency or currencies); and

(b)	not:
(i)	sell, transfer or otherwise dispose of any of its assets or the assets of any of its Subsidiaries on terms whereby they are or may be leased to or re-acquired by any Group Company;
(ii)	sell, transfer or otherwise dispose of any of its receivables or the receivables of any Group Company on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset; and

(c)

not take any action that directly or indirectly subjects the Company to the provisions of the Nevada Control Share Law. Until such time as the Lender is no longer the holder of any Conversion Shares, the Company shall include and maintain in its Bylaws a provision to the effect that the Nevada Control Share Law does not apply to the Company or to the acquisition of a controlling interest by existing or future stockholders of the Company.

9.4

Subject to the terms and conditions of this Agreement, the Lender may, until the date on which the Company has irrevocably paid all amounts due to be paid to the Lender under this Agreement, convert all or part of the Loan (including any amount of capitalised interest) into Shares by requiring the Company to issue and allot to it the number of Conversion Shares equal to the quotient of the Conversion Amount and the Exchange Price (the Conversion Right).

9.5	If the Lender wishes to exercise the Conversion Right it must complete and deliver to the Company (at the address set out in Clause 14.4) a notice (the Conversion Notice) specifying:
(a)	the proportion of the Initial Principal Amount in respect of which the Conversion Right is being exercised (the Principal Amount);
(b)	the Capitalised Amount;
(c)	the Interest Amount;
(d)	the Conversion Amount;
(e)	the investment letter substantially in the form set out at Schedule 3 (Investment Letter); and
(f)	the Lender's securities account which is to be credited with the Conversion Shares,

and once delivered to the Company, a Conversion Notice will be irrevocable.

9.6

The Company shall within ten Business Days of the receipt of the Conversion Notice take all necessary steps to issue and allot to the Lender the Conversion Shares. Such issue and allotment shall be in exchange for and in satisfaction of the Principal Amount, Capitalised Amount and Interest Amount payable in respect of the Loan so converted, as indicated in the Conversion Notice.

9.7	No fraction of a Share shall be issued pursuant to Clause 9.6 and any such fraction shall be rounded up to the next whole Share.
9.8

Until the date on which the Company has irrevocably paid all amounts due to be paid to the Lender under this Agreement or the date on which the Loan (together with all capitalised interest thereon) has been converted into Shares in accordance with this Agreement, the following shall apply:

(a)	all Shares issued pursuant to a Conversion Notice shall:
(i)	be fully paid and non-assessable;

(ii)

participate in full in all dividends or other distributions paid, made or declared on Shares in respect of profits of the financial year during which the relevant Conversion Notice is served, but not in respect of preceding years; and

(iii)	rank pari passu in all respects with the fully-paid Shares in issue on the date the relevant Conversion Notice is served;
(b)	the Company undertakes that:
(i)	save in accordance with the terms of this Agreement or with the consent of the Lender (not to be unreasonably withheld) the Company will not:
(aa)	modify or amend its Articles or the rights attached to any Shares;
(bb)	create or issue new classes or series of Shares in the Company;
(cc)

other than grants of Shares to employees pursuant to employment agreements between the Company and its employees or pursuant to shareholder approved equity incentive plans, sell or issue any Shares at a price below the Exchange Price;

(dd)

grant options, warrants or rights to subscribe for Shares or other Company securities convertible into Shares or issue Shares pursuant to any option, warrant, right to subscribe for Shares or Company securities convertible, exercisable or exchangeable into Shares in each case pursuant to any employment agreement between the Company and its employees and/or officers, managers or directors or pursuant to shareholder approved equity incentive plans for employees and/or officers, managers or directors which in aggregate would amount to more than ten per cent of the issued and outstanding Shares of the Company on a fully diluted basis;

(ee)

grant options, warrants or rights to subscribe for Shares or other Company securities convertible into Shares or issue Shares pursuant to any option, warrant, right to subscribe for Shares or Company securities convertible, exercisable or exchangeable into Shares of the Company which in aggregate would amount to more than 25 per cent of the issued and outstanding Shares of the Company on a fully diluted basis;

(ii)

it shall not sub-divide or consolidate its share capital (including by stock split, reverse stock split, stock dividend or amendment to its Articles) nor capitalise its profits or other reserves either by the issue of any additional shares or by the increase in the nominal value of any of its shares;

(iii)

at all times it will maintain sufficient authorised but unissued share capital and all requisite shareholder or other authorities necessary to enable the issue of Shares pursuant to the service of Conversion Notices and the issuance of such Shares shall comply with all applicable US federal and state securities laws; and

(iv)	it shall pay all taxes, stamp and other duties and charges in respect of the issue of Conversion Shares on the service of any Conversion Notice.
9.9	The Company shall not terminate the registration of its common shares under Section 12 of the Exchange Act and shall file all reports under Section 13 of the Exchange Act.

10	Events of Default

Each of the events or circumstances set out in this Clause 10 is an Event of Default.

10.1

The Company does not pay on the due date any amount payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by an administrative or technical error which is not its fault and payment is made within three Business Days of its due date.

10.2

The Company does not comply with any provision of this Agreement (other than those referred to in Clause 10.1) unless the failure to comply is, in the opinion of the Lender, capable of remedy and is remedied within five Business Days of the earlier of the Lender giving notice to the Company and the Company becoming aware of the failure to comply.

10.3

Any representation, warranty or statement made or given or deemed to be made or given by the Company in this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made. Any event, matter or circumstance occurring which would make any representation, warranty or statement made or given by the Company under Clause 8 (Representations and Warranties) (other than Clause 8.13) incorrect or misleading in any material respect if that representation, warranty or statement were made or deemed to be made at the date of that event, matter or circumstance.

10.4	Any:
(a)	Financial Indebtedness of the Company is not paid when due nor within any originally applicable grace period;
(b)	Financial Indebtedness of the Company is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default (howsoever described);
(c)	commitment for any Financial Indebtedness of the Company is cancelled or suspended by a creditor of the Company as a result of an event of default (however described); or
(d)	creditor of the Company becomes entitled to declare any Financial Indebtedness of the Company due and payable before its specified maturity as a result of an event of default (however described),

unless the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$500,000 (or its equivalent in any other currency or currencies).

10.5

The Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

10.6	The value of the assets of the Company is less than its liabilities (taking into account contingent and prospective liabilities).
10.7	A moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of the Company.
10.8

Any corporate action, legal proceedings or other procedure or step is taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Company;
(c)	the appointment of a liquidator supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of the Company or any of its assets; or
(d)	enforcement of any Security over any assets of the Company,

or any analogous procedure or step is taken in any jurisdiction.

10.9	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Company.
10.10	It is or becomes unlawful for the Company to perform any of its obligations under this Agreement.
10.11	The occurrence of:
(a)	a Change of Control; or
(b)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions.
11	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing (and without the prejudice to the rights of the Lender under Clause 9.4 (Undertakings)) the Lender may, by notice to the Company:

(a)	cancel the Commitment whereupon it shall immediately be cancelled;
(b)

declare that the Loan then outstanding, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan then outstanding be payable on demand, whereupon they shall immediately become payable on demand by the Lender.
12	Assignment

The Company may not assign any of its rights or transfer any of its liabilities under this Agreement. The Lender may, without the Company's consent, assign or otherwise transfer any of its rights and delegate or otherwise transfer any of its duties or liabilities under this Agreement to any direct or indirect Subsidiary of the Lender.

13	Set-off
13.1

The Lender may set off any matured obligation due from the Company under this Agreement (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

13.2	All payments to be made by the Company under this Agreement shall be calculated and be made without (and free and clear of any deduction for) any tax, set-off or counterclaim.
14	Notices
14.1	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.
14.2	Any communication or document to be made or delivered to a Party will be effective only when actually received by that Party.
14.3

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement, is that identified with its name below or any substitute address in the United Kingdom or United States of America, fax number or department or officer as either Party may notify to the other by not less than five Business Days' notice.

14.4	The addresses referred to in Clause 14.3 are as follows:
(a)	The Company:

Caspian Services, Inc.

9th Floor, 29/6 Satpaev Ave,

Rakhat Palace Hotel

Almaty 050040

Republic of Kazakhstan

Attention:	Laird Garrard
Fax:	+7 727 250 8479

cc:	Caspian Services, Inc.

C/o Gateway Enterprises, Inc.

3230 East Flamingo Road, Suite 156

Las Vegas, Nevada 89121

Attention:	Shirrell Hughes
Fax:	+1 (801) 272-9370
(b)	The Lender:

C/o Altima Partners LLP

4th Floor, Stirling Square

7 Carlton Gardens

London SW1Y 5AD

Attention:	Edmund Limerick
Fax:	+ 44 (0) 20 7968 6401

14.5	Any communication between the Parties under this Agreement may be made by electronic mail or other electronic means if the Parties:
(a)	agree that (unless and until notified to the contrary) this is to be an accepted form of communication;
(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them,

and any electronic communication made between the Parties will be effective only when actually received in readable form.

15	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17	Miscellaneous
17.1	This Agreement is made in the English language.
17.2

This Agreement may only be altered, varied, amended or changed with the prior written consent of the Parties, and upon the signature of duly authorised representatives of the Parties otherwise such alterations, variations, amendments or changes shall be null and void. Once so altered, varied, amended, changed or modified, the same shall form an integral part of this Agreement.

17.3

This Agreement may be executed in any number of counterparts, each of which when signed and faxed or signed and sent by e-mail in a "pdf format" shall constitute the original of this Agreement, but all the counterparts shall constitute the same Agreement.

18	Governing law and Venue
18.1

This Agreement is governed by English law and the courts of England have exclusive jurisdiction (and the Company hereby submits to the exclusive jurisdiction of the courts of England and acknowledges that such courts are the proper venue for any such proceedings) to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

18.2

This Clause 18 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Company

SIGNED by for and on behalf of Caspian Services Inc.	) ) ) )

The Lender

SIGNED by for and on behalf of Altima Central Asia (Master) Fund Ltd.	) ) ) )